SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2008
Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887

(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6509 Windcrest Drive Suite 160 Plano, TX 75024
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (972) 381-4699
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 2, 2008, the Company entered into a new factoring agreement with Allied Capital Partners, LP, pursuant to which we may receive cash advances of up to $1,500,000 on our customer accounts receivable, subject to the approval of Allied of the customer and the type of product or service that is invoiced. The agreement allows for up to an 85.88% advance rate and initial factoring charges are .875% of the total accounts receivable balance. Advances made by Allied are collateralized by our accounts receivable, chattel paper, general intangibles, supporting obligations, inventory and proceeds thereof. The term of the current agreement is for a period of two years with an automatic twelve-month renewal thereafter, unless either party provides a termination notice to the other party at least 30 days prior to the expiration of the then current term.
     The Company’s obligations under the factoring agreement are guaranteed by Messrs. Derek Downs and Greg Royal. Mr. Downs is our current Chief Executive Officer, interim Chief Financial Officer and a Director, and Mr. Royal is our Executive Vice President, Chief Technology Officer and a Director.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
     10.1 Factoring Agreement dated as of November 19, 2008, by and between Allied Capital Partners, LP and Cistera Networks, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.
Date: December 12, 2008
/s/ Derek Downs
Derek Downs, Chief Executive Officer,
President and Interim Chief Financial Officer

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